UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 5, 2010

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois 60602

(Address of principal executive offices)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on April 5, 2010.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: March 2010

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through March 3, 2010. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Fourth-Quarter and Full-Year 2009 Financial Results

1.             Relative to the option-related expense of $6.1 million, how much of it was in COGS and how much was in S&M or G&A?

The entire $6.1 million option-related expense (related to adjusting the tax treatment of some stock options that were originally considered incentive stock options and should have been considered non-qualified stock options) was recorded as a general & administrative (G&A) expense.

2.             Could you please comment on the higher cost of goods sold and the corresponding drop in gross margin? Thank you.

In the fourth quarter of 2009, cost of goods sold increased about $4.6 million, or 14.6% from the same period in 2008. About two-thirds of the increase was driven by higher compensation costs, which increased because we added employees through acquisitions and we continued hiring for our development center in China. We added about 225 employees in 2009. Higher production expense, mainly reflecting production expense for the real-time data (Tenfore) operation we acquired in 2008, also contributed to the growth in cost of goods sold.

3.             Within the general & administrative expense line on the income statement, given the decrease on a year-over-year basis for the fourth quarter of 2009, what were the primary contributors to the decline, and do you see those expenses being restored as we move through 2010?

In the fourth quarter of 2009, G&A expense increased about 11% over the same period in 2008. For full-year 2009, G&A was down about 3%, driven mainly by lower bonus expense. We also spent less on travel, training, and conferences, although costs in that area picked up late in the year as sales activity increased. These expense reductions were partially offset by the $6.1 million of expense recorded in the fourth quarter related to adjusting the tax treatment of incentive stock options, as well as $1.8 million of expense recorded in the second quarter related to the deposit penalty and $2.7 million of expense from increasing a liability for vacant office space. To the extent that revenue growth improves, we would expect G&A costs to go up in 2010.

4.             Of the 2,600 employees at year-end 2009, how many are in Development?  Can you break that down into how many are in Development by country or geographic region?

We have approximately 540 employees included in development, roughly half of whom are based in our offshore development center in Shenzhen, China.

5.             The fourth quarter has $1.1 million of other expense. I was wondering if you could break that down into its component parts as I try to look at the differential between 2009’s and 2008’s figure for that line item on the Income Statement.

The $1.1 million of “other expense, net” was primarily for realized foreign exchange losses on intercompany transactions, which made up close to about two-thirds of this amount. We typically settle a large number of intercompany balances in the fourth quarter.

Stock Options

6.             We’ve now had two one-time charges driven by errors in your accounting/administration of stock options. This is probably a complex area rife with tax issues. That said, this has happened more than once. What’s going on in this area? Can you explain what’s been done to button down these issues? What is the likelihood that tax or other issues will surface with past options issuance?

Our 2009 results include a total of $9.5 million in operating expense for two unanticipated matters: We incurred $3.4 million in operating expense for penalties related to the timing of deposits for taxes withheld on stock-option exercises from 2006 through 2009, and we recorded a $6.1 million operating expense related to adjusting the tax treatment of some stock options that were originally considered incentive stock options.

With respect to the first issue, we believe it is common practice for some companies to pay taxes withheld on stock-based compensation along with a regularly scheduled payroll deposit. This approach, however, does not technically comply with Internal Revenue Service guidelines concerning deposits of taxes withheld in connection with stock-based compensation, which generally require that if a company’s cumulative deposit liability for all compensation exceeds $100,000, the tax withholding must be deposited by the following business day. Transactions related to stock-based compensation frequently cause companies to exceed this threshold outside of their regularly scheduled payroll cycles, thus triggering the accelerated deposit rules. Although we believe our approach was reasonable, we have settled this matter with the IRS and have increased the frequency of deposits for taxes withheld on stock-option exercises.

On the second issue, the options in question were originally granted in 1998, 1999, and 2000. In 2009, we determined that certain options granted to three individuals in those years should have been treated as nonqualified stock options instead of incentive stock options for the executives’ and our income tax purposes. As a result, we paid these individuals a total of $4.9 million to compensate for the difference in tax treatment. We also recorded a $1.2 million expense, primarily for potential penalties related to this matter. We regret this error, but we take some comfort in the fact that we identified it internally and took appropriate steps to fix it. In addition, we expect the cash-flow impact to be largely offset by a cash tax benefit in the future.

While we can’t guarantee that tax or other issues won’t come up, we’ve added to our tax and legal capabilities as our company has expanded. We now have a much stronger structure and process in place with respect to administering our equity-based compensation, including stock options and restricted stock units. We also have in-house tax, legal, and financial reporting teams. These capabilities are all significantly stronger than what we had in place when we were a privately held company.

Investment Management Segment

7.             You noted in your release that you lost a few, smaller retirement-advice clients after losing two larger investment consulting clients over the past year. Can you refresh/update your disclosure on client losses and gains in 2009? Is it possible to see net cash flows, which would give us a sense for the underlying health/customer engagement in these businesses? Separately, this appears to be somewhat of a fixed-cost business. Can you give us a sense of whether costs need to ramp up inline with potential asset growth? The margins are quite healthy and having a better sense of the cost structure helps an investor think about how margins might evolve in various AUM growth scenarios.

In Investment Consulting, the net total number of clients was approximately the same as of year-end 2009 and year-end 2008, but two of the clients that didn’t renew their contracts (one in October 2008 and one in May 2009) were both relatively large and therefore had a significant negative impact on revenue. In Retirement Advice, we primarily earn license-based fees for our advice and guidance services, and revenue for these services declined because of several smaller client nonrenewals in 2009.

We don’t have access to detailed cash flow data for most of the portfolios on which we provide advisory services because we don’t have custody of the assets. Based on the information we do have, though, we believe cash flows were generally positive in 2009. For Morningstar Associates, assets declined because of the larger client non-renewal mentioned above.

The cost base in our Investment Management business is largely fixed. Although we may add additional sales capacity or portfolio management resources from time to time, the business tends to be highly scalable because we can increase assets without a proportionate increase in our cost base.

Investment Information Segment

8.             Is the 15% decline in Morningstar.com subscribers the largest on record? How much did Internet advertising sales fall in 2009? How does that ad sales loss stack up with history and is it in line or worse with your peers? Do you think weakness at Morningstar.com indicates that your addressable market for the site in the U.S. was shrunken by the crisis/bear market? It seems like growth in this unit (with positives like Direct and negatives like Principia) may have hit a wall for the time being. Is that a fair assessment from where you sit?

Yes, the 15% decline in Morningstar.com subscriptions in 2009 was the largest we’ve experienced to date. Revenue from Internet advertising sales declined about 40% in 2009, but we also experienced a large decline in Internet advertising during the market downturn in 2000-2001. We don’t have access to information about advertising sales revenue for all of our peers, but we believe the 2009 decline was similar to those of other sites focused on financial information. We attribute the weakness in Morningstar.com to the ongoing economic downturn, which has put pressure on consumer discretionary spending. This translated into negative trends in subscriber growth and new trials in 2009, but we don’t believe that the addressable market for Premium investment content in the United States has permanently declined. It’s also worth noting that we moderately increased subscription prices for Premium Membership in both January 2009 and 2008, which partially offset lower revenue from the subscription decline.

International Operations

9.             Can you provide a geographic breakdown for 2009’s revenues by country and region?  Where do you envision international revenues as a percent of the total going over the next 3-to-5 years?

The graph below shows a breakdown of our revenue by region over the past five years. We don’t issue financial forecasts, so we can’t really speculate about what percentage of the total international revenue may make up in three to five years, other than to note that international revenue has been trending up as a percentage of total revenue. As we’ve said previously, about half of the world’s investable assets are outside the United States, so we’d expect our revenue to approximate that breakdown over time.

10.      More broadly, how do you see your overseas business evolving over the next five years? It still seems to mainly be a data business. Will it have a similar/different margin profile than U.S. operations? How many of your foreign units are profitable today? Given that this is going to be a major driver for your business (if all goes according to plan) it would be helpful to have more details here. Currently, we don’t know very much.

Outside of the United States, we’ve primarily been known as a data and tools provider to date. Roughly 60% to 65% of our non-U.S. revenue is from Licensed Tools, Licensed Data, and institutional software. Our vision is to broaden our global footprint to include additional products and services in our existing operations, as well as expanding to reach more countries that offer good financial opportunities. In particular, we see opportunities in real-time data, qualitative investment research and ratings, investment indexes, and consulting. We also plan to explore new regions, such as Latin America, Eastern Europe, and the Middle East, and expand our sales and product support infrastructure to help build more business.

Slightly more than half of our international operations were profitable in 2009 based on operating income.

The table below shows pre-tax income for our U.S. and international operations:

($000)	2009	2008	2007
U.S.	$123,948	$135,997	$107,774
Non-U.S.	4,306	7,374	15,709
Income before income taxes and equity in net income of unconsolidated entities	$128,254	$143,371	$123,483

11.      When will you begin charging subscription fees on the overseas websites? Where will these fees be set relative to the U.S. site? Do you think these fees would be material enough to help offset the fall-off in subscription revenue from your U.S. site?

We currently offer Premium Membership services for our investment websites in the United States, China, Australia, and the United Kingdom and charge subscription fees for all of those sites. We don’t have any near-term plans to launch additional Premium website services, though we may introduce them as market needs evolve (see question below for more information).

12.      What is the roadmap for launching more subscription websites/products overseas? It seems like this is the main growth driver for this part of your business. Is that a fair assessment?

We plan to launch Premium Membership services in additional markets as market needs evolve, focusing on larger, more-established markets first. We expect that any additional Premium sites we introduce would likely start out with a small number of subscribers and gradually increase over time.

Mergers and Acquisitions

13.      Can you explain how you’ve integrated the following companies and the degree to which these deals have allowed you to offer new products, add value to existing products, or raise prices? I’m just trying to gauge which of these deals is actually growing your addressable market and has the potential to bring in the most incremental revenue at a good margin. Any insight on those fronts would be much appreciated.

•                  Hemscott

•                  Financial Computer Support

•                  Fundamental Data Limited

•                  10-K Wizard Technology

•                  Tenfore Systems Limited

•                  InvestData (Proprietary) Limited

•                  Global financial filings database business of Global Reports LLC

•                  Equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc.

•                  Andex Associates, Inc.

•                  Intech Pty Ltd

•                  Logical Information Machines

We made good strides integrating our previous acquisitions in 2009. Here are some highlights on the acquired operations you mentioned:

Hemscott: This acquisition supported our strategy of building a global equity database and enhancing our historical equity data. With it, we acquired a leading retail website in a large market and expanded our product line to include investor relations services and tools. We’ve completed most of the integration steps, including consolidating administrative functions; merging our equity data collection teams; creating teams for data, media, and investor relations; expanding our global equity data coverage; and integrating sales teams.

Financial Computer Support, Inc. (FCSI): This acquisition allowed us to add portfolio management functionality to round out our Principia module for financial advisors. We also acquired a new service bureau team based in Central Maryland that focuses on Morningstar Office, as well as other internal products and institutional clients. We’ve added FCSI’s dbCAMS+ to Principia and renamed it as Principia CAMS.

Fundamental Data Limited: With this acquisition, we acquired a leading global closed-end fund database, as well as expertise and relationships in the closed-end field and a blue-chip client base in the UK banking, brokerage, and asset management communities. We’re now including Fundamental Data’s content in our offerings.

10-K Wizard Technology: This acquisition complemented our data and document offerings with a comprehensive, searchable database of SEC filings. It enhanced our technology with additional database searching and document retrieval capabilities and gave us access to a new client base in the accounting and legal fields. We’ve integrated the sales and marketing functions and eliminated duplicate costs for third-party data and administrative functions. We’ve implemented 10-K Wizard’s search technology at Morningstar.com, renamed 10-K Wizard’s offerings as part of our Morningstar Document Research platform, and have added Morningstar content such as mutual fund summary reports and fundamental data along with 10-K Wizard’s offerings on Morningstar Document Research.

Tenfore Systems Limited: We acquired Tenfore Systems to significantly expand the scope of our data offerings with the addition of real-time pricing data and position Morningstar among larger, more diversified data vendors. The acquisition also allowed us to populate our existing platforms (including Direct, Morningstar Advisor Workstation, and Morningstar.com) with Tenfore data, enhancing their capabilities while reducing third-party data costs. We have maintained Tenfore as a stand-alone business (per our original plan). We consolidated Tenfore’s Frankfurt operations center with our London back office and renamed Tenfore as Morningstar Real-Time Data. We’ve also developed a beta version of Morningstar QuoteSpeed, a new web-based solution that delivers real-time market data through a simplified desktop application.

InvestData (Proprietary) Limited: We added a new operation in South Africa with this acquisition. We’ve completed the data integration and have also begun selling other Morningstar products in South Africa.

Global financial filings database business of Global Reports LLC: This business provides timely online access to full-color financial filings from more than 37,000 publicly traded companies in approximately 130 countries and offers more than 500,000 current and historical filings and reports, such as annual and interim reports, initial public offerings, and Corporate and Social Responsibility reports, in their native languages and in English when available. We’ve added the content from Global Reports (along with 10-K Wizard) to our Morningstar Document Research platform. We’ve also added Global Reports’ information to our other product offerings, such as Morningstar.com.

Equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc. (CPMS): CPMS tracks fundamental equity data for approximately 4,000 securities in the United States and Canada and provides earnings estimates for Canadian stocks. CPMS also has a software platform that allows clients to screen stocks based on its model portfolios or their own investment strategies. We’ve integrated CPMS’ data with our database and combined its operations with our office in Toronto.

Andex Associates: Andex is known for Andex Charts, which illustrate historical market returns, stock index growth, inflation rates, currency rates, and general economic conditions for the United States dating back to 1926, and for Canada dating back to 1950. We’ve integrated Andex as part of our Financial Communications business, where we offer a similar line of charts with the Ibbotson “Stocks, Bonds, Bills, and Inflation” series.

Intech Pty Ltd.: Intech is a leading provider of multimanager and investment portfolio solutions in Sydney, Australia and allowed us to expand our consulting business in Australia. Intech also manages a range of single sector, alternative strategy, and diversified investment portfolios, has one of the leading separately managed account databases in Australia, and offers the Intech Desktop Consultant, a research software product for institutions. Intech is now reporting to Peng Chen, head of our Ibbotson Associates unit, and has started doing business as Ibbotson Associates. Peng has been working closely with the Intech team to leverage our global capabilities and build a solid plan for growth.

Logical Information Machines, Inc.: Our purchase of Logical Information Machines, Inc. (LIM) at the end of 2009 complemented our core data and software businesses and provided a new distribution channel for Morningstar. LIM is an analytical software service that aggregates financial and energy data from a large number of sources. LIM’s software lets clients query these multiple data sets simultaneously to support their research, analysis, and trading operations. The majority of LIM’s clients are in the energy and commodities industries, which are new segments for us. Although we just completed the acquisition on December 31, 2009, we’re planning to maintain LIM as a stand-alone operation, so the integration process should be relatively straightforward.

14.      It has always been tricky to judge the overall profitability of your acquisitions and that’s becoming increasingly hard as the number of small “bolt-on” deals grows. Can you provide any numbers here? What is your ROIC on acquisitions made over the past three years or two years or one year? As these deals mount up and become a bigger part of your business, it seems odd that we have so little sense (beyond Ibbotson for instance) of whether they are actually good investments. It looks like you’ve paid, on average, 2x sales for deals made over the past 12 months. Is that accurate? How did you arrive at that valuation? What are the financial hurdle rates and modeling you use in weighing acquisitions?

We don’t have a single number summarizing the return on invested capital (ROIC) of all of our acquisitions, but we complete a detailed post-mortem for all our acquisitions once a year. Our analysis includes reviewing each acquired operation’s contributions to our financial results (including revenue and income before taxes), comparing the actual results to the assumptions that we modeled before the acquisition, updating the status of integration milestones, and evaluating the acquisition’s contribution to our growth strategies. We tend to be fairly conservative in the assumptions we make prior to purchase, and most of our acquisitions have met or exceeded our expectations.

We measure the potential value of an acquisition by performing a discounted cash flow analysis of all of the cash flows we expect from the acquisition over its lifetime, using our estimate of the cost of capital for the business being acquired as the discount rate. We don’t have a single, predetermined hurdle rate that we apply in every acquisition; instead, the cost of capital estimate varies depending on the nature of the business we’re considering.

Some of the ways we can create value with an acquisition include streamlining infrastructure (for example, by leveraging the data processing or general and administrative functions) or by leveraging sales opportunities with a new customer base. It often takes time for these benefits to be fully realized, so we evaluate the ultimate success of an acquisition over many years. We would consider an acquisition successful if returns on the acquisition exceeded the cost of capital (as well as returns we could earn through internal investment or other opportunities).

Long-Term Growth Rate

15.      After posting enviable top-line growth for more than two decades (~29% over the past five years), sales took an understandable (and fairly modest) step back in a very tough 2009. Your fourth-quarter results were not heartening in that organic growth is still sagging—less than in 3Q but down year over year in any event. How would you counsel a shareholder to think about a rational long-run growth rate going forward-not in 2010 or any year, but over the next five years or 10 years? What are the key tenets of the case for this business returning to above-average growth over the next five or 10 years and what are the main impediments to that transpiring?

It’s tough to answer this question because we don’t give out financial forecasts, but we can make a few general points. As we’ve said in the past, it’s more difficult to achieve high growth rates from a larger base because of the law of large numbers (each dollar of increased revenue translates into a lower percentage gain). So as our revenue base expands, it’s reasonable to expect growth to taper off to some extent. At the same time, it’s worth pointing out that our company is still relatively small compared with many others in the industry, and we see plenty of opportunities for continued growth.

Some of the factors that make us positive about our long-term growth prospects include:

•                  Increasing need by investors around the world for independent investment research

•                  Long-term demographic trends, including the Baby Boom generation entering retirement and rising life expectancies around the world

•                  Positive long-term spending trends for economic and financial data

•                  Pull demand from large and loyal customer base, as our strong retail presence helps foster new business from advisors and institutions

•                  Our business model helps support growth, as each dollar of incremental investment makes our database, research, and software more valuable, which in turn gives us more resources to reinvest in the business

•                  Innovative, proprietary research tools and expertise in research, technology, and design give our product offerings an edge versus those of competitors

•                  Potential market size in most of our audience segments is significantly larger than our current reach

A few potential impediments to growth would be:

•                  Competition from larger companies with greater financial resources

•                  Consolidation among our clients

•                  Global economic and market conditions, including those that impact advertising sales and consumer discretionary spending

•                  Impact of market movements on revenue from asset-based fees

We detail several other potential impediments to our long-term growth in the Risk Factors section of our 10-K, which is available at the link below:

http://sec.gov/Archives/edgar/data/1289419/000110465910010688/a09-35963_110k.htm

2010 Operating Expense Structure

16.      You noted that in 2010 some of the cost-control efforts from last year-hiring/salary freezes, 401(k) matching, etc.-will be rolled back at least partially. These cuts were difficult and very disciplined. I think they were quite shareholder-friendly. They helped you avoid a layoff, but also rationalized your cost base in relation to your sales. Is the roll-back an indication that you feel you can’t hold the line much longer without affecting morale and the business? Or is it an indication that you believe sales will support a higher expense level?

Thanks for your comments. Our rationale for restoring some of the compensation-related expenses we reduced in 2009 was really based on both of the factors you mentioned. We feel better about the market environment heading into 2010, and we also realize that our employees value the benefits that were reduced, so we wanted to restore them as soon as we felt it was possible. We had to make many tough decisions in 2009 and appreciate the sacrifices our staff made to help us make it through a difficult year while still investing in our future growth. Now that business conditions seem more positive, we’re in a better position to reinstate benefits and other compensation-related expenses.

2010 Business Trends

17.      Can you give us any color on YTD trends in your business? Do you feel you have more pricing power than in 2009? Does it seem that you’re beyond the nadir in customer demand/confidence? Are Morningstar.com subscriptions still falling? Are institutional customers’ budgets still shrinking? What is your retention rate when contracts expire vs. past years? Is there a risk that (at least on the margin) belt-tightening customers have realized they don’t need all the services they previously used or that they may have overpaid for them in the past?

It’s our policy not to comment on intra-quarter trends, so we can’t really answer these questions. We’ll be commenting on first-quarter business performance when we issue our next quarterly earnings release (on April 28).

18.      Is there any way you can help us frame what kind of operating margin leverage you could gain from modest (~10% YY) revenue growth if that were to occur?

Relative to adding back salary increases, 401(k) matching and hiring, is there the potential that operating margins could remain flat or step backwards for a couple quarters if revenues continued to grow modestly from here?

I know you don’t give guidance, but any help you can offer on where margins could be headed if I make the assumption that MORN could return to 10%-type revenue growth rates for the next 4-6 quarters.  Particularly for the next couple of quarters, wondering what the risk may be of operating margins taking a step backward as you ramp some of these expenses back up.

As you mentioned, we don’t provide financial forecasts or guidance, but we can give you some information about the costs that we reduced in 2009. Here are some of the major items we reduced as part of our cost-savings efforts:

Category ($000)	2009	2008	Change	% change
Bonus	$21,019	$49,912	$(28,893)	-57.9%
401(k) match	0	6,668	(6,668)	-100.0%
Advertising and marketing	10,140	14,477	(4,337)	-30.0%
Travel, Telephone, Training, and Conferences	10,248	14,712	(4,464)	-30.3%

19.      Regarding the cost reductions, and then the re-establishment of some of those (401(k) match, bonuses), in which line items of your income statement would they be included on?

We include compensation expense (including bonus) as cost of goods sold, development, sales and marketing, or general and administrative expense, depending on the area focused on by the employees.

Mutual Fund Rating Systems

20.      I noticed S&P has a new rating methodology that has a five star rating metric, which is eerily similar to your own.  Are they allowed to use the same metric?  How do you view this new system from S&P in relation to your own?

There are a variety of mutual fund rating systems in the industry, and other companies are free to develop their own rating methodologies and icons (including the use of geometric shapes such as stars). We believe the Morningstar Rating (the “star rating”) is so well-known that it’s considered the industry standard in the United States, so we’re not overly concerned about other rating methodologies.

Capital Allocation

21.      Given the FCF-generative nature of your business, has the board given more thought to a dividend? Given how cash continued to build through the downturn, it would seem that you could actually pay out a fairly significant portion of earnings (30% for instance) while still investing in the business and continuing to make acquisitions. If you did pay a dividend, would you favor a variable approach—i.e. a given percentage of income each year—or the more traditional approach where you’d set it at a low level and then grow the payout roughly in line with earnings over time?

We have had some conversations with our board of directors about potential uses of cash (including dividends and share repurchases), but it would be premature to comment on what form a dividend payment might take if we eventually began paying one. We expect to continue this discussion with our board during 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: March 5, 2010	By:	/s/ Richard E. Robbins
	Name:	Richard E. Robbins
	Title:	General Counsel and Corporate Secretary